Exhibit 99.1

For Immediate Release

Contacts:

Keith LaVanway

847-597-9353

klavanway@pregis.com

PREGIS APPOINTS KEVIN BAUDHUIN AS PRESIDENT AND CEO;

COMPLETES SALE OF KOBUSCH-SENGEWALD BUSINESS TO SUN

EUROPEAN PARTNERS, LLP

Deerfield, IL, January 4, 2012 – Pregis Corporation (“the Company”), a leading international manufacturer, marketer, and supplier of protective packaging solutions, announced today that Kevin Baudhuin has been appointed President and CEO of the Company, effective January 1, 2012. Mr. Baudhuin replaces Glenn Fischer, who had served as the Company’s CEO since February 23, 2011. Mr. Fischer, an operating partner with AEA Investors LP, the Company’s principal investor, will continue as a director of the parent company.

Mr. Baudhuin joined Pregis in December 2007 as president of the company’s North American protective packaging business and was promoted to president of global protective packaging in October 2010.

Mr. Fischer commented, “Kevin is an experienced leader who has been instrumental in helping Pregis’ protective packaging business achieve new milestones during the past four years. In his expanded role, we are confident that he can assist the company in realizing additional growth potential.”

In addition, the Company announced today that it has completed the sale of its Kobusch-Sengewald business to an affiliate of Sun European Partners, LLP for €160 million. The Company had previously announced the agreement to sell the business on October 14, 2011.

Mr. Baudhuin commented, “Pregis has strategically realigned its business by divesting itself of certain operating units. This will enable the company to focus on growing its core protective packaging business. Our objective is to provide value-added protective packaging solutions and services that continue to set new industry standards.”

About Pregis:

Pregis Corporation is a leading global provider of innovative protective packaging materials and systems. The Company offers solutions for a wide variety of retail and industrial market segments including agricultural, e-commerce, automotive, furniture, electronics, construction, and military/aerospace. Pregis currently operates 25 facilities in 10 countries in North America and Europe. Pregis Corporation is a wholly owned subsidiary of Pregis Holding II Corporation. For more information about Pregis, visit the Company’s web site at www.pregis.com.

Safe Harbor Statement:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. For a discussion of key risk factors, please see the risk factors disclosed in the Company’s annual report, which is available on its website, www.pregis.com. These risks may cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.

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